Kirkpatrick & Lockhart Nicholson Graham LLP
75 State Street
Boston, Massachusetts 02110

Form of Tax Opinion







                                 June __, 2006


John Hancock Funds III
601 Congress Street
Boston, Massachusetts 02210


      Re: TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES BY SERIES OF MASSACHUSETTS BUSINESS TRUSTS
            ---------------------------------------


Ladies and Gentlemen:

      John Hancock Funds III, a Massachusetts business trust ("JOHN HANCOCK TRUST"), on behalf of each segregated portfolio of assets ("SERIES") thereof listed under the heading "John Hancock Trust Series" on Schedule A attached hereto (each, a "NEW FUND"), and GMO Trust, also a Massachusetts business trust ("GMO TRUST"), on behalf of each series thereof listed under the heading "GMO Trust Series" on Schedule A (each, an "OLD FUND"), have requested our opinion as to certain federal income tax consequences of the proposed transfer of the assets of each Old Fund to the New Fund listed opposite its name on Schedule A (a "corresponding" New Fund), in each case pursuant to an Agreement between
them, dated as of          , 2006 (each, an  "AGREEMENT").[1]  Specifically, the
Investment Companies have requested our opinion, with respect to each Transaction --

            (1) regarding New Fund's acquisition of Old Fund's assets in exchange solely for voting shares of beneficial interest ("SHARES") in New Fund and New Fund's assumption of Old Fund's liabilities, followed by Old Fund's distribution of those shares pro rata to the holders of record determined as of the CLOSING DATE (as herein defined) of shares in Old Fund ("SHAREHOLDERS") actually or

---------------------
[1] Each Old Fund and New Fund is sometimes referred to herein as a "FUND" and together as the "FUNDS," and each of GMO Trust and John Hancock Trust is sometimes referred to herein as an "INVESTMENT COMPANY" and together as the "INVESTMENT COMPANIES." The series of transactions (summarized in paragraph (1) below) in which each Old Fund and its corresponding New Fund are participating is referred to herein as a "TRANSACTION." Each Agreement is substantially the same in all material respects.

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 2


      constructively   in  exchange  for  those  shares  and  in  complete
      liquidation thereof,

            (2)  regarding   the   recognition   by   the  Funds  and  the
      Shareholders of gain or loss on the Transaction, and

            (3) regarding   the  basis  and  holding  period   after   the
      Transaction of the transferred assets and the shares issued pursuant thereto.

      In rendering this opinion, we have examined (1) each Agreement, (2) the Prospectus/Proxy Statement dated June 1, 2006 ("PROXY STATEMENT"), regarding the Transactions that was furnished in connection with the solicitation of proxies by GMO Trust's board of trustees ("BOARD") for use at a Special Meeting of the Old Funds' shareholders to be held on June 8, 2006, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on statements of responsible officers of each Investment Company and the representations set forth in the Agreement (collectively, "REPRESENTATIONS"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the Closing Date will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Transactions.[2]

                                     FACTS
                                     -----

      Each  Investment  Company  is  a  Massachusetts   business  trust  and  is
registered with the Securities and Exchange Commission ("COMMISSION") as an open-end management investment company under the Investment Company Act of 1940,

[2]   For convenience, the balance  of  this  letter  refers  only  to  a single
Transaction, one Old Fund, and one New Fund, but the opinion and analysis herein apply separately to each Transaction.

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 3

as amended ("1940 ACT"). Old Fund is a series of GMO Trust; and New Fund is a series of John Hancock Trust that will not commence operations until after the Transaction, together with related acts necessary to consummate the same ("CLOSING"), occurs.

      It is expected (and we assume for purposes hereof) that at the CLOSING TIME (as defined below) the Shareholders -- each of which, we understand, is a C corporation (as defined in section 1361(a)(2)[3]) for federal tax purposes -- will hold only Class III shares in Old Fund ("OLD FUND SHARES"). New Fund will have a class of shares designated Class A shares ("NEW FUND SHARES"). The rights, powers, privileges, and obligations of the Old Fund Shares and of the New Fund Shares are substantially similar.

      Unless the Investment Companies agree otherwise, the Closing will take place on the date hereof ("CLOSING DATE"). All acts taking place at the Closing will be deemed to occur simultaneously immediately prior to the opening of business (i.e., 9:00 a.m., Eastern time) on the Closing Date ("CLOSING TIME").

      New Fund has been designed as a successor investment vehicle to Old Fund, with an investment objective and policies substantially identical to Old Fund's. New Fund will elect (under section 851(b)(1)) to be, and will qualify for treatment as, a regulated investment company under Subchapter M of the Code ("RIC") for its taxable year in which the Transaction occurs.

      For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board, including all of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company ("INDEPENDENT TRUSTEES"), voted to approve the Agreement. John Hancock Trust's board of trustees made similar determinations.

      The Agreement provides in relevant part for the following:

            1. New Fund's acquisition of all property, including without limitation all cash, securities, commodities, interests in derivative instruments, and dividend or interest receivables, that are owned by Old Fund on the Closing Date, originals or copies of all books and records of Old Fund, and any deferred and prepaid expenses shown as an asset on Old

(3]    Section  references  are to the Internal Revenue Code of 1986, as amended
("CODE"), and "Treas. Reg. {section}" references are to the regulations promulgated thereunder ("REGULATIONS").

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 4

      Fund's books at the Closing Date (collectively, "ASSETS"), in exchange solely for the following:

                  (a) the number of New Fund Shares, including fractional New Fund Shares, that is the sum of the amounts determined in respect of Old Fund Shares by multiplying the outstanding Old Fund Shares by the ratio computed by dividing the net asset value per share of Old Fund Shares by the net asset value per share of New Fund Shares determined in accordance with the valuation procedures described in the Agreement, and

                    (b) New Fund's assumption of all of Old Fund's liabilities, debts, obligations, and duties of whatever kind or nature, including without limitation those reflected on a Statement of Assets and Liabilities of Old Fund prepared on its behalf as of the close of business on the New York Stock Exchange on the business day immediately preceding the Closing Date ("VALUATION DATE") (collectively, "ASSUMED LIABILITIES"), but excluding certain liabilities assumed by another series of GMO Trust in connection with a contribution of certain Old Fund assets to that series on September 16, 2005 ("CONTRIBUTION DATE"), such excluded liabilities including all of Old Fund's liabilities, debts, obligations, and duties of whatever kind or nature (excluding certain identified liabilities, but including any indemnification and cost advancement obligations under GMO Trust's Declaration of Trust or By-Laws) that relate to or arise out of actions, omissions, or Old Fund operations occurring on or prior to the Contribution Date ("EXCLUDED LIABILITIES");

            2. On or as soon after the Closing Date as is conveniently practicable, (a) Old Fund will liquidate and distribute pro rata to its Shareholders the New Fund Shares it received pursuant to the Transaction, and (b) Old Fund will thereupon proceed to dissolve.


                                    OPINION
                                    -------

     Based on the facts and assumptions set forth above, and conditioned on the Representations' being true and complete at the Closing Time and the Transaction's being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is that the Transaction (1) will constitute a transfer of property to a corporation, solely in exchange for stock in such corporation, by one or more persons in control (as defined in section 368(c)) of such corporation immediately after the

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 5

exchange, all within the meaning of section 351(a), and (2) will not constitute a "transfer of property to an investment company" within the meaning of section 351(e)(1) and Treas. Reg. {section} 1.351-1(c)(1).

     Based on such opinion, and assuming that Old Fund is classified at the Closing Time for federal tax purposes as a partnership that is not a publicly traded partnership treated as a corporation, it is our further opinion that:

      (1) Old Fund will recognize no gain or loss on the transfer of the Assets solely in exchange for the New Fund Shares and New Fund's assumption of the Assumed Liabilities or on the distribution of those shares to the Shareholders in liquidation of their Old Fund Shares[4]; provided, however, that if Old Fund is entitled to make and makes a "deemed sale election" under Treas. Reg. {section} 1.337(d)-7(c)(5) ("DEEMED SALE ELECTION"), then Old Fund will recognize gain or loss on the transfer of its Assets to New Fund as if the Assets were sold to New Fund in exchange for consideration in the form of New Fund Shares and the assumption by New Fund of the Assumed Liabilities;

      (2) New Fund will not recognize gain or loss on the receipt of the Assets solely in exchange for New Fund Shares and New Fund's assumption of the Assumed Liabilities;

      (3) A Shareholder will not recognize gain or loss as a result of Old Fund's distribution of New Fund Shares to the Shareholder in liquidation of the Shareholder's Old Fund Shares; provided, however, that if Old Fund is entitled to make and makes a Deemed Sale Election, then each Shareholder will be allocated its allocable share of any net gain Old Fund recognizes resulting from the election;

      (4) The aggregate basis in the New Fund Shares each Shareholder receives pursuant to the Transaction will be the same as the aggregate basis in such Shareholder's Old Fund Shares after adjustments for any income, gain, loss, and deductions, including any net gain or loss from any Deemed Sale Election, during the period ending on the Closing Date; and a Shareholder's holding period for those New Fund Shares (a) will include the Shareholder's holding period for its

[4] Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Transaction on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 6

Old Fund Shares if  Old  Fund  does not make a Deemed Sale Election and (b) will begin on the deemed sale date (determined pursuant to Treas. Reg. {section} 1.337(d)-7(c)(3)(ii)) ("DEEMED SALE DATE") if Old Fund is entitled to make and makes a Deemed Sale Election;

      (5) If the Assets' aggregate basis is less than their fair market value immediately after the Transaction, New Fund's basis in each Asset will be the same as Old Fund's basis therein immediately prior to the Transaction; provided, however, that if Old Fund is entitled to make and makes a Deemed Sale Election and recognizes a net gain as a result thereof, then New Fund's basis in each Asset will be its fair market value on the Deemed Sale Date (as provided in Treas. Reg. {section} 1.337(d)-7(c)(2)). If the Assets' aggregate basis exceeds their fair market value immediately after the Transaction (such excess, a "BUILT-IN LOSS"), then New Fund's basis in each Asset will be as follows:
(a) in the case of an Asset whose basis exceeds its fair market value immediately prior to the Transaction, that basis reduced by that Asset's proportionate share of the Built-In Loss, and (b) in the case of an Asset whose basis does not exceed its fair market value, the same as that Asset's basis immediately prior to the Transaction; and

      (6) New Fund's holding period for each Asset will include the period during which Old Fund held the Asset; provided that if Old Fund is entitled to make and makes a Deemed Sale Election, New Fund's holding period for each Asset will begin on the Deemed Sale Date.

      Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

      Our opinion addresses only the specific federal income tax consequences of the Transaction set forth above and does not address any other federal, or any

GMO TRUST
JOHN HANCOCK FUNDS III
JUNE___, 2006
Page 7

state, local, or foreign, tax consequences of the Transaction or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                                           Very truly yours,

                                   SCHEDULE A

             GMO TRUST SERIES              JOHN HANCOCK TRUST SERIES

       GMO Small/Mid Cap Growth Fund       Growth Opportunities Fund

 GMO International Disciplined Equity      International Core Fund
             Fund